EXHIBIT 23.1

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Redwoods Acquisition Corp II on Form S-1 of our report dated August 28, 2026, which includes an explanatory paragraph relating to Redwoods Acquisition Corp II ’s ability to continue as a going concern, with respect to our audit of the financial statements of Redwoods Acquisition Corp II as of June 30, 2026 and 2025 and for the year ended June 30, 2026 and for the period from November 1, 2024 (inception) through June 30, 2025, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

October 29, 2026